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                                                             Exhibit 99



St. Paul Travelers Announces Settlement of Common Law Asbestos-
Related Direct Actions

ST. PAUL, MN - May 24, 2004 - The St. Paul Travelers Companies, Inc. (NYSE: STA) today announced that it has executed an agreement resolving substantially all common law asbestos-related direct actions pending against its Travelers Property Casualty Corp. subsidiaries ("Travelers"). These actions allege, among other things, a general, non-statutory duty to disclose to the public the hazards of asbestos. The settlement, if it receives court approval, would also bar similar future direct actions against Travelers.

	As announced on November 21, 2003 and March 15, 2004, Travelers previously entered into a settlement of certain statutory-based direct action claims, including purported class actions in West Virginia and elsewhere. The prior settlement did not resolve the so-called common law direct actions, which are the subject of this settlement. The new settlement does not affect the settlement of statutory-based claims, which also remains subject to court approval. If the court approves both settlements, all pending and similar future asbestos-related statutory direct actions and substantially all pending and similar future asbestos-related common law direct actions against Travelers will be resolved.

	Travelers does not believe that there is any merit to these direct action cases, whether based on statute or common law (as several courts in Texas and Ohio have recently determined). However, by entering into the direct action settlements, Travelers has availed itself of an opportunity to resolve not only the pending cases but similar future cases if the above settlements are approved by the bankruptcy court in connection with the bankruptcy of former Travelers policy holder Johns-Manville.

	The settlement will make a fund of up to $70 million available to claimants plus up to $20 million in legal fees. St. Paul Travelers will fund the settlement from its unallocated asbestos reserves and does not anticipate taking an earnings charge as a result of this settlement. The agreement requires all claimants who receive compensation from the fund to provide a general release for all asbestos-related direct action claims they may have against Travelers. The settlement is subject to a number of contingencies, including, among others, final court approval.

	"I am pleased with this settlement and the substantial reduction we have achieved in our exposure to asbestos-related claims over the past year," said Jay S. Fishman, Chief Executive Officer. "As with our settlement of the statutory-based direct actions, this settlement is a product of our efforts to seek favorable resolution of asbestos-related litigation."

  	St. Paul Travelers is a leading provider of commercial property-liability insurance and asset management services. Under the Travelers brand, the company is also a leading underwriter of auto and homeowners insurance through independent agents. For more information, visit www.stpaultravelers.com.

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Forward-Looking Statements
--------------------------
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading 'Forward-Looking Statements' in the Company's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

Media:
Shane Boyd,       651.310.3846
Joan Palm,        651.310.2685
Marlene Ibsen,    860.277.9039

Institutional Investors:
Maria Olivo,      860.277.8330
Laura Gagnon,     651.310.7696

Individual Investors:
Marc Parr,        860.277.0779
Chris Hagen,      651.310.7788